Exhibit 5

Fasken Martineau Dumoulin LLP	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents 66 Wellington Street West Suite 4200, Toronto Dominion Bank Tower Box 20, Toronto-Dominion Center Toronto, Ontario, Canada M5K 1N6
416 366 8381 Telephone
416 364 7813 Facsimile

December 2, 2004
File No.: 234732.00002

THE BOARD OF DIRECTORS OF
GOLDEN STAR RESOURCES LTD.
10901 West Toller Drive
Suite 300
Littleton, Colorado
80127-6312
U.S.A.

Dear Sirs:

Re:	Golden Star Resources Ltd.

We have acted as Canadian counsel for Golden Star Resources Ltd. (the “Corporation”), a corporation organized under the laws of Canada, in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of up to $300,000,000 of securities of the Corporation, which securities may consist of common shares, preferred shares, warrants or convertible debt securities or combinations of such securities.

We have examined such statutes, public and corporate records, certificates of public officials and other documents, and have made such other searches and investigations as we have considered necessary or appropriate for the purpose of the opinions set forth below. We have also reviewed and relied upon a certificate of an officer of the Corporation as to certain factual matters, a copy of which has been delivered to you today

For the purposes of the opinions set forth in this letter, we have assumed, with respect to all documents examined by us, that all signatures are genuine, all individuals signing any documents had full legal capacity at all relevant times, all documents and records submitted to us as originals are authentic and complete and all documents and records submitted to us as certified, conformed or photostatic copies confirm to authentic and complete original documents.

Our opinions herein are restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as of the date of this opinion. We do not undertake to advise the addressee hereof as to any changes in the laws of the Province of Ontario or the federal laws of Canada applicable therein after the date of this opinion.

Based on and relying on the foregoing, it is our opinion:

     1. that the common shares or preferred shares of the Corporation, if and when duly authorized by the Corporation in accordance with its articles, by-laws and applicable law, and issued as described in the Registration Statement will, upon such issuance, be legally issued, fully paid and non-assessable; and

     2. that any warrants or convertible debt securities, if and when duly authorized by the Corporation in accordance with its articles, by-laws and applicable laws, and issued as described in the Registration Statement will be valid and binding obligations of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours truly,